Exhibit 99.1

ChromaDex Receives Investment from The Frost Group, LLC

- Capital Will Allow ChromaDex to Pursue Clinical Studies &

Commercialization of its New pTeroPure™ Pterostilbene -

IRVINE, CALIFORNIA (April 26, 2010) – ChromaDex Corporation (OTCBB: CDXC), a natural products chemistry company which provides novel and innovative ingredients to the dietary supplement, food, beverage and cosmetic markets, announced today The Frost Group, LLC, led by Miami entrepreneur and billionaire Dr. Phillip Frost, has agreed to make an investment in ChromaDex. The amount of the investment was not disclosed.

The investment will allow ChromaDex to pursue clinical studies and commercialization for its new pTeroPure™ pterostilbene (http://www.pteropure.com/) as well as to continue development of several other novel natural ingredients. ChromaDex separately announced today its has entered into an exclusive worldwide license with the University of Mississippi and the USDA Agricultural Research Service (“licensors”) for all patent rights of pterostilbene (tero-STILL-bean), a promising botanical compound.

Pterostilbene, a derivative of resveratrol, is a botanical compound found in blueberries, grapes and other small fruits, as well as the bark of some trees. In laboratory tests, pterostilbene has shown promise for improving cardiovascular health, glucose levels, cognitive function, and possessing cancer-fighting properties. Various scientific publications have shown that pterostilbene has significantly higher activity compared to its brethren compound, resveratrol.

Commenting on the announcement, Dr. Phillip Frost, stated, “It is with enthusiasm that we make this investment in ChromaDex. The Company has a solid reputation and an experienced management team with considerable expertise in identifying and developing innovative and novel phytochemical ingredients. Moreover, we are impressed with the prospects for the Company’s product and IP portfolio, including pterostilbene, a unique compound that has considerable market potential.”

ChromaDex CEO, Frank Jaksch, stated, “We are extremely excited that such an accomplished investor as Dr. Frost recognizes our accomplishments and demonstrates his confidence in the future direction of ChromaDex. I look forward to working closely with Dr. Frost and his team as the company enters the next phase of its growth.”

The Frost Group has invested more than $160 million in companies and technologies since it started in 2006. Among his other roles, Dr. Frost is Chairman of Israel-based Teva Pharmaceuticals (NASDAQGS: TEVA); Chairman of Ladenburg Thalmann Financial Services, Inc. (NYSE Amex: LTS); Chairman of OPKO Health, Inc. (NYSE Amex: OPK); Chairman of PROLOR Biotech (OTCBB: PBTH); and, a Director of Continucare Corp. (NYSE Amex: CNU).

About ChromaDex:

ChromaDex (http://www.chromadex.com/) is a leader in the development of phytochemical and botanical reference standards and the creation of associated intellectual property. ChromaDex is committed to sustainable “green chemistry” and provides the dietary supplement, food, beverage, nutraceutical and cosmetic industries with the novel ingredients, analytical tools and services to meet product regulatory, quality, efficacy and safety standards. Among other things, the Company is currently focusing on clinical studies and the commercialization of its new product, pTeroPure™ pterostilbene (http://www.pteropure.com/) as a result of its exclusive worldwide patent rights for pterostilbene. Corporate address: 10005 Muirlands Blvd; Suite G; Irvine, CA 92618

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to: the ability to market, produce and sell the referenced ingredients; risks relating to product and customer demand, market acceptance of our products; the effect of economic conditions both nationally and internationally; the ability to protect our intellectual property rights; the impact of any litigation or infringement actions brought against us; competition from other providers and products; risks in product development; our ability to raise capital to fund continuing operations; the ability to complete transactions; and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

Investor Inquiries:

Liviakis Financial Communications, Inc.

John M. Liviakis, President

415-389-4670

John@Liviakis.com

Media Inquiries:

Megan Lavine

Porter Novelli Life Sciences

619-849-5388

mlavine@pnlifesciences.com

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